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                                                                     Exhibit 4.2

                                                       ----------------------
          Prescribed by                                Charter No.___________
          Bob Taft, Secretary of State                 ----------------------
          30 East Broad Street, 14th Floor             Approved _____________
[LOGO]    Columbus, Ohio 43266-0418                    Date__________________
          Form C-107 (January 1991)                    Fee



                            CERTIFICATE OF AMENDMENT

                                 BY DIRECTORS OF


                                  NETMED, INC.
--------------------------------------------------------------------------------
                              (Name of Corporation)

           David J. Richards      , who is:
---------------------------------

 X Chairman of the Board    President    Vice President (check one)
---                      ---          ---
and

   William J. Kelly, Jr. ,who is: X Secretary   Assistant Secretary (check one)
-------------------------        ---         ---

of the above named Ohio corporation for profit do hereby certify that:

___ a meeting of the Board of Directors called and held on the ______ day of
_____ 19_____,

_X_ in a writing signed by all the Directors pursuant to Section 1701.54 of the Ohio Revised Code.

the following resolution was adopted pursuant to Section 1701.70(B)(1) of the Ohio Revised Code:


         RESOLVED, that pursuant to the authority granted to the Directors in Division C of Article FOURTH of the Articles of Incorporation with respect to the adoption of amendments to the Articles of Incorporation to provide for the issuance of one or more series of Voting Preferred Stock, Division C of Article FOURTH of the Articles of Incorporation be amended to add the designation of the relative rights, preferences and other terms of a new series of 100,000 shares of Voting Preferred Stock to be known as the "Series A, 6% Convertible Preferred Stock," as provided in Exhibit A hereto.

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         IN WITNESS WHEREOF, the above named officers, acting for and on behalf of the corporation, have hereunto subscribed their names this 29th day of October, 1998.



                                     BY:
                                        ----------------------------------------
                                          David J. Richards, President


                                     BY:
                                        ----------------------------------------
                                          William J. Kelly, Jr., Secretary

NOTE: Ohio law does not permit one officer to sign in two capacities. Two separate signatures are required even if this necessitates the election of a second officer before the filing can be made.



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                                    Exhibit A


         1. Series A 6% Convertible Preferred Stock. The Voting Preferred Stock shall include a series of 100,000 shares, without par value, and with a stated value of [$15.02] per share (the "STATED VALUE"), designated as the "Series A, 6% Convertible Preferred Stock," issued pursuant to the terms of an Exchange Agreement dated October 27, 1998 ("EXCHANGE AGREEMENT") with the following relative rights, preferences, powers, restrictions and limitations.

                  a.       DIVIDENDS.

                  The holders of the then outstanding shares of Series A, 6% Convertible Preferred Stock (hereinafter, "PREFERRED STOCK") shall be entitled to receive, out of funds legally available therefor, annual dividends at annual rate per share equal to six percent (6%) of the Stated Value. Such dividends shall be deemed to accrue on the Preferred Stock beginning November 1, 1998, and be cumulative, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. If there shall not have been a sum sufficient for the payment therefor set apart, the deficiency shall first be paid before any dividend or other distribution shall be paid or declared and set apart with respect to any class of the Corporation's capital stock, now or hereafter outstanding. The accrued dividends shall be due and payable, upon conversion of the Preferred Stock as set forth herein, in cash or, at the option of the Corporation, in unrestricted, registered shares of common stock of the Corporation, without par value (the "COMMON STOCK") at the applicable Conversion Price (as defined below). The date the Corporation pays dividends to the holders of the Preferred Stock shall be deemed a "Dividend Date". Notwithstanding the foregoing, the Corporation shall not declare or pay a dividend on the Common Stock prior to the Dividend Date.

                  b.       LIQUIDATION, DISSOLUTION  OR WINDING UP

                  (i) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution may be made with respect to the Common Stock or any other series of capital stock, holders of each share of Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount per share of Preferred Stock equal to the Stated Value plus the amount of any accrued and unpaid dividends (the "LIQUIDATION AMOUNT").

                  (ii) If the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount of the Liquidation Amount to which they shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

                  (iii) After the payment of the Liquidation Amount shall have been made in full to the holders of the Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Preferred Stock so as to be available for such


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payments, the holders of the Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets of the Corporation legally available for distribution to its shareholders shall be distributed among the holders of other classes of securities of the Corporation in accordance with their respective terms.

         (iv) The Liquidation Amount shall in all events be paid in cash.

         c. CONVERSION RIGHTS FOR THE PREFERRED STOCK. The holders of the Preferred Stock shall have following rights with respect to the conversion of the Preferred Stock into shares of Common Stock:

         (i) Conversion Price. Subject to and in compliance with the provisions of this Section 1. c., shares of the Preferred Stock may, at the option of the holder, be converted into the number of fully paid and non-assessable shares of Common Stock obtained by dividing the Stated Value plus all accrued but unpaid dividends per share of Preferred Stock, by the Conversion Price. "CONVERSION PRICE" means an amount equal to the lesser of (a) seventy-five percent (75%) of the average closing bid price per share of the Common Stock as reported by the principal exchange or interdealer quotation system on which the securities are listed or quoted ("CLOSING BID PRICE") for the three (3) trading days immediately preceding the Conversion Date, or (b) $6.23. "Conversion Date" means the date on which the holder has telecopied a notice of conversion to the Corporation in the form attached to the Exchange Agreement as Exhibit B ("NOTICE OF CONVERSION") as provided in paragraph (v) of this Section 1. c.

         (ii) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise, then and in each such event, the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holder would have received had its shares of Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.

         (iii) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 1. c.) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, or any transaction or series of related transactions in which more than fifty percent (50%) of the outstanding voting securities of the Corporation (on an as converted basis) is sold or assigned (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 1. c. with respect to the rights of the holders of the Preferred Stock after the Reorganization, to the end that the



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provisions of this Section 1 (including adjustment of the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

         (iv) Certificate as to Adjustments; Notice by Corporation. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based. The Corporation shall, within five business days after receipt of a written request (via facsimile) at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (A) the Conversion Price at the time in effect, and (B) the number or shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

         (v) Exercise of Conversion Privilege. Conversion of shares of Preferred Stock to Common Stock may be effected in whole or in part by the holder telecopying an executed and completed Notice of Conversion to the Corporation not later than 5:00 p.m. Eastern Time on any business day, and delivering to the Corporation at its principal office the original Notice of Conversion and the certificate(s) representing the shares of Preferred Stock being converted by express courier within three (3) business days thereafter. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date on which a Notice of Conversion is telecopied to the Corporation in accordance with the provisions hereof shall be deemed a "CONVERSION DATE". Within five business days after the delivery to the Corporation of the original Notice of Conversion and the certificates representing the shares of Preferred Stock being converted, the Corporation shall issue and shall deliver to the holder of the shares of Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 1. c.
(vi), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date. The rights of the holder as holder of the converted shares of Preferred Stock shall cease upon the issuance and delivery of the Common Shares upon conversion and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Corporation shall pay any taxes payable with respect to the issuance of Common Stock upon conversion of the Preferred Stock, other than any taxes payable with respect to income by the holders thereof. In the event the shares of Common Stock are not delivered by the Corporation to the holder within the five business day period specified in this paragraph, the Corporation shall pay by wire transfer to such holder, as liquidated damages and not as a penalty, the sum of $1,000 for each day thereafter that the shares are not delivered.

         (vi) Cash in Lieu of Fractional Shares. In lieu of issuing fractional shares of Common Stock which may become due upon conversion of the Preferred Stock, the Corporation shall pay to the



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holder of the shares of Preferred Stock which were converted in cash in respect of such fractional shares an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) on the close of business on the Conversion Date. The determination as to whether any fractional shares are issuable shall be based upon the total number of shares of Preferred Stock being converted at any one time by any holder thereof, not upon each share of Preferred Stock being converted.

         (vii) Partial Conversion. In the event some but not all of the shares of Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Preferred Stock which were not converted.

         (viii) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         d.       MANDATORY CONVERSION/REDEMPTION RIGHTS.

                  (i) Mandatory Conversion. The Corporation has the right to require the holders to convert the Preferred Stock, pursuant to this Section 1
d. (i), in the event both of the following conditions are satisfied: (a) the average of the Closing Price of the Common Stock is equal to or greater than $9.35 for ten consecutive trading days (as adjusted for any split or combination of shares), and (b) the average daily trading volume of the Common Stock for the thirty (30) trading days immediately preceding the business date the holder receives, via facsimile, the mandatory conversion notice from the Corporation is equal to or greater than thirty-five thousand (35,000) shares per trading day, non-inclusive of trading volume created by sales of Common Stock by the holders, if any, of Preferred Stock. The Corporation shall provide the holders of the Preferred Stock written notice of any election under this Section 1 d. (i) via facsimile, and the date on which such notice is received by the holders shall constitute a "Conversion Date," and the applicable "Conversion Price" will be calculated under Section 1 c. (i) as of such date. As promptly as practicable after the Conversion Date, the holders shall surrender the remaining certificates for shares of Preferred Stock, be accompanied by proper assignment thereof to the Corporation or in blank, and the Corporation shall issue to the holders certificates for the shares of Common Stock issuable on such conversion in accordance with the delivery requirements set forth in the Purchase Agreement, and any cash in lieu of fractional shares. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and the rights of a holder as holder of the converted shares of Preferred Stock shall cease upon the issuance and delivery of the Common Shares upon such mandatory conversion and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Corporation shall only be able to require conversion of the Preferred Stock pursuant to the terms of this Section if the shares of Common Stock issuable



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pursuant to such mandatory conversion are included in an effective registration statement and no transfer restrictions apply thereto. The Corporation must require conversion of the Preferred Stock pro rata among all of the holders of the Preferred Stock at such time. Notwithstanding the foregoing, in no event shall the Company be permitted to force conversion of any share or shares of Preferred Stock which would result in such holder of the Preferred Stock being deemed a beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of 4.99% or more of the then issued and outstanding shares of Common Stock of the Company.

         (ii) Redemption Right. The Corporation has the right to redeem the Preferred Stock, in total or in part, in cash upon the simultaneous wire transfer to the holders (per share of Preferred Stock) of one hundred twenty five percent (125%) of the Stated Value of each share of Preferred Stock to be redeemed, plus all accrued and unpaid dividends due on each share(s) of Preferred Stock to be redeemed (the "REDEMPTION PRICE") and service on any business day of a written notice upon the holders of the Preferred Stock of its election to redeem the Preferred Stock. Upon receipt of the aforementioned notice and the appropriate Redemption Price, the holders of the Preferred Stock shall immediately forward to the Corporation, via reputable overnight courier, the shares of Preferred Stock which are the subject of the redemption. The Corporation may only send a notice of redemption if at such time it also sends to the holders of the Preferred Stock immediately available funds specifically for such purpose. The Corporation must redeem the Preferred Stock pro rata among all of the holders of the Preferred Stock at such time.

         (iii) Surrender of Certificates. Each holder of shares of Preferred Stock to be redeemed under Section 1. d. (ii) shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the applicable redemption notice upon receipt of the aforementioned notice of redemption and Redemption Price. The Corporation shall fund all redemptions made pursuant to this Section 1. d. (ii) by wire transfer of same day funds to the accounts provided by the holders of the Preferred Stock. Irrespective of whether the certificates therefor shall have been surrendered, all shares of Preferred Stock which are subject to redemption under this Section 1. d. (ii) shall be deemed to have been redeemed and shall be canceled effective as of the business day in which the holders of the Preferred Stock receive the notice of redemption and the Redemption Price, unless the Corporation shall default in the payment of the applicable redemption price.

    e.   RESTRICTIONS AND LIMITATIONS.

         (i) Corporate Securities Action. Except as expressly provided herein or as required by law, so long as any shares of Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation, association or other business entity which the Corporation and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares, or more than 50% of the combined voting power of the outstanding voting shares, of such corporation or trust) to, without the approval by vote or written consent by the holders of at least a majority of the then outstanding shares of Preferred Stock, voting as a separate class: (i) to amend the Corporation's articles of incorporation and bylaws and (ii) take any action, or fail to take any action, which would result in a breach of this Certificate of Amendment, the Purchase Agreement (including any agreement annexed thereto), or the Exchange Agreement (including any agreement annexed thereto)or adversely affect the rights of the holders of Preferred Stock.

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         (ii) Amendments to Articles of Incorporation. Without limiting the generality of the preceding paragraph, the Corporation shall not amend its articles of incorporation without the approval by the holders of at least a majority of the then outstanding shares of Preferred Stock if such amendment would:

                (A) change the relative seniority rights of the holders of Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Preferred Stock;

                (B) reduce the amount payable to the holders of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Preferred Stock;

                (C) cancel or modify the conversion rights of the holders of Preferred Stock provided for in Section 1. c. herein; or

                (D) cancel or modify the rights of the holders of the Preferred Stock provided for in this Section 1. e.

         (iii) No Reissuance. The Corporation shall not reissue any shares of Preferred Stock which have been canceled by the Corporation through either conversion, redemption or otherwise.

     f. NO DILUTION OR IMPAIRMENT. The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (i) shall not increase the par value of any shares of stock receivable on the conversion of the Preferred Stock above the amount payable therefor on such conversion, (ii) shall take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Preferred Stock from time to time outstanding, and (iii) shall not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all of the terms of the Preferred Stock set forth herein.

     g. NOTICES OF RECORD DATE. In the event of:

         (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

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         (ii) any capital reorganization of the Corporation, any
reclassification or recapitalization of the capital stock of the Corporation, any merger of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

         (iii) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (B) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least twenty (20) business days prior to the date specified in such notice on which such action is to be taken.